Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157952 on Form S-3 and Registration Statement Nos. 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-33728, 333-73027, 333-93900, 333-2594, 333-146794, 333-169293, and 333-182584 on Form S-8 of our reports dated March 1, 2013, relating to the consolidated financial statements of ACI Worldwide, Inc. and subsidiaries (“ACI Worldwide, Inc.”), and the effectiveness of ACI Worldwide Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ACI Worldwide, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

March 1, 2013